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Exhibit 23.1

     CONSENT OF ERNST & YOUNG LLP

    We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-72533, 333-80721, 333-80725, 333-55848, 333-63382, 333-41596 and 333-67312) pertaining to the First Virtual Communications, Inc. 1997 Equity Incentive Plan, First Virtual Communications, Inc. 1999 Equity Incentive Plan, White Pine Software, Inc. 1993 Stock Option Plan, White Pine Software, Inc. 1994 Stock Option Plan, White Pine Software, Inc. 1995 Stock Option Plan, White Pine Software Inc. 1996 Incentive and Nonqualified Stock Option Plan, White Pine Software, Inc. 1997 Director Stock Option Plan, Agreement between Vincent Chavy and White Pine Software, Inc., Agreement between Richard B. Kennerly and White Pine Software, Inc., Agreement between Killko Caballero, CUseeMe Networks, Inc. and First Virtual Communications, Inc., Agreement between David Bundy, CUseeMe Networks, Inc. and First Virtual Communications, Inc., Agreement between Jeff Krampf, CUseeMe Networks, Inc. and First Virtual Communications, Inc., Agreement between Robert Scott and CUseeMe Networks, Inc., Agreement between Raymond Cavanagh and CUseeMe Networks, Inc., First Virtual Communications, Inc. 1997 Employee Stock Purchase Plan, and First Virtual Communications, Inc. 1997 Non-Employee Directors' Stock Option Plan, of our report dated February 1, 2001 (except Note 11, as to which the date is March 22, 2001) with respect to the consolidated financial statements of CUseeMe Networks, Inc. (formerly known as White Pine Software, Inc.) and subsidiary included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
August 30, 2001

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  Exhibit 23.1